Exhibit 99.1

BioSpecifics Announces Partnership Between Pfizer and Auxilium for XIAFLEX(TM) in Europe

LYNBROOK, N.Y., Dec. 18 /PRNewswire-FirstCall/ -- BioSpecifics Technologies Corp. (OTC Bulletin Board: BSTC), a biopharmaceutical company developing first in class collagenase based products, today announced that its partner Auxilium Pharmaceuticals, Inc. has signed a license agreement with Pfizer, Inc. to market XIAFLEX (clostridial collagenase for injection) a first-in-class, late-stage biologic, in Europe and other territories for the treatment of Dupuytren's disease and Peyronie's disease. BioSpecifics will receive $6.375 million of the $75 million upfront payment paid to Auxilium by Pfizer, as well as 8.5% of the $410 million in potential additional milestone payments that may be made by Pfizer to Auxilium. Of these additional milestones, $150 million are tied to regulatory milestones and $260 million are based on sales milestones.

"We are pleased that Pfizer, the world's largest pharmaceutical company, has committed major resources to the success of XIAFLEX, and believe that it is a demonstration of the drug's important potential to help patients with these diseases," commented Thomas L. Wegman, President of BioSpecifics. "We are very much looking forward to the filing of the Biologic License Application for XIAFLEX by Auxilium with the U.S. Food and Drug Administration, expected in early 2009."

Pfizer will be responsible for marketing XIAFLEX for both Dupuytren's disease and Peyronie's disease in the 27 member countries of the European Union and 19 other European and Eurasian countries. In addition, Pfizer will be primarily responsible for regulatory activities for XIAFLEX in these countries.

BioSpecifics expects that the payment from Auxilium in respect of this license provides it with sufficient cash to fund its operations through the first half of 2012. In addition to the share of milestone payments due to BioSpecifics in respect of the license agreement between Pfizer and Auxilium described above, BioSpecifics will continue to receive milestone payments from Auxilium under the existing license agreement between BioSpecifics and Auxilium, so that, for example, for certain regulatory milestones BioSpecifics could receive payments from Auxilium under its existing agreement plus 8.5% of any milestone payments received by Auxilium from Pfizer under the agreement announced today. BioSpecifics will also continue to receive a low double-digit royalty on sales of XIAFLEX, independent of indication, territory, sales volume and whether Auxilium or Pfizer sells the product. In addition BioSpecifics will receive a markup on the cost of goods sold for XIAFLEX.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and partnered, injectable collagenase for three clinical indications: Dupuytren's disease, Peyronie's disease, and frozen shoulder (adhesive capsulitis). It has a development and licensing agreement with Auxilium Pharmaceuticals, Inc. Positive top line results from the Phase III clinical trials with XIAFLEX(TM) for treatment of Dupuytren's disease were released in June 2008. Based on those positive Phase III results, Auxilium expects to file a Biologic License Application in early 2009.